Exhibit 99.1

HUGHES COMMUNICATIONS, INC. ANNOUNCES PROPOSED SENIOR NOTES OFFERING BY ITS SUBSIDIARIES, HUGHES NETWORK SYSTEMS, LLC AND HNS FINANCE CORP.

FOR IMMEDIATE RELEASE

Hughes Communications, Inc.	Contact:
11717 Exploration Lane Germantown, Maryland 20876	Judy Blake Hughes Network Systems, LLC (301) 601-7330 jblake@hns.com

Germantown, MD, March 29, 2006 — Hughes Communications, Inc. (OTCBB: HGCM) (“Hughes”) today announced that its wholly-owned subsidiaries, Hughes Network Systems, LLC (“HNS”) and HNS Finance Corp., intend to offer $375.0 million aggregate principal amount of senior notes due 2014 in a private placement, subject to market and other conditions. The notes will be guaranteed on a senior unsecured basis by all existing and future subsidiaries of HNS that guarantee HNS’ credit agreement.

The net proceeds of the offering are intended to be used to repay term loan borrowings under HNS’ credit agreement and for general corporate purposes. In connection with the offering, Hughes intends to amend its $50.0 million revolving credit facility pursuant to an amendment and restatement of the credit agreement governing this credit facility.

The notes will be offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions to non-United States persons in reliance on Regulation S of the Securities Act. The offering of the notes will not be registered under the Securities Act, and the notes may not be offered or sold within the United States, or to, or for the account or benefit of, any United States persons absent such registration or an applicable exemption from such registration requirement.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to plans and other future events relating to Hughes and its subsidiaries, including Hughes Network Systems, LLC. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms, in connection with the intention to refinance borrowings under the credit agreement, the proposed offering of the notes and the other transactions referred to in this press release. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward-looking statements. In particular, the forward-looking statements of Hughes are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to consummate the transactions referred to in this press release and the additional risk factors contained in Hughes’ registration statement on Form S-1 (File No. 333-130136) declared effective by the Securities and Exchange Commission. We assume no obligation to update or supplement our forward-looking statements.

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